Exhibit 99.1

Platform Specialty Products Corporation Announces Sale of Arysta LifeScience

•	Platform has signed a definitive agreement to sell Arysta LifeScience Inc. to UPL Corporation Ltd. for $4.2 billion in cash, subject to customary closing adjustments

•	Closing expected in late 2018 or early 2019, subject to regulatory approvals and other customary closing conditions

WEST PALM BEACH, Fla., July 20, 2018 — Platform Specialty Products Corporation (NYSE:PAH) (“Platform”) announced today that it has signed a definitive agreement to sell its Agricultural Solutions business, which consists of Arysta LifeScience Inc. and its subsidiaries (collectively, “Arysta”), to UPL Corporation Ltd. (“UPL”) for $4.2 billion in cash, subject to customary closing conditions, adjustments and regulatory approvals. The agreement values Arysta on a debt free, cash free basis and is subject to customary working capital and other adjustments. This transaction represents the achievement of Platform’s objective of separating its Agricultural Solutions and Performance Solutions businesses, while establishing a pre-eminent global off-patent crop protection business. UPL is a global leader in the crop protection market, and this combination would form one of the largest crop protection companies in the world with an integrated, efficient supply chain, formulation expertise and global distribution capability.

The closing of this transaction will also mark the culmination of a separation process announced by Platform in August 2017. In the five years since its founding, Platform has built two distinct, high-quality specialty chemicals companies with leadership positions in attractive end-markets. These two businesses operate separately and are of sufficient scale and quality to stand alone. It was in that context that Platform pursued this separation.

Management Commentary

Platform’s Chief Executive Officer Rakesh Sachdev said, “The combination of Arysta and UPL, two remarkably complementary companies, will create a new paradigm in the crop protection market with an efficient supply chain and formulation innovation capabilities. This new company is positioned to provide strong local customer solutions around the world with selling presences for broad acre and niche crops, supplemented by a leading bio-solutions business. With its scale and capabilities, we believe the combined companies will represent a compelling value proposition for growers, distributors, suppliers and innovation partners in a consolidating market.”

Sachdev continued, “Arysta grew and matured immensely during our period of ownership through acquisitions, integrations and investment. This is a terrific company with robust global sales and innovation capabilities, proven products, and world-class talent. We are thankful for what Arysta accomplished during its time as a part of Platform and for the efforts of its team around the world.”

Martin E. Franklin, Chairman of Platform, commented, “We decided to separate our businesses last year in order to position both the Performance Solutions and Agricultural Solutions businesses for future growth and additional compelling value creation opportunities. This transaction with UPL creates an agricultural chemicals powerhouse with highly complementary capabilities. The future is bright for these businesses, and we are excited to see what the two combined companies can accomplish.”

Jai Shroff, Group Chief Executive Officer and Executive Director of UPL Limited, the parent company of UPL, said, “The acquisition of Arysta is a transformational transaction for UPL. Arysta has a differentiated position in the crop protection market given its focus primarily on specialty applications and tailored local solutions. This is in line with our long-term vision of becoming a premier global provider of agricultural solutions designed to secure the world’s long-term food supply. This transaction is a “perfect match” with powerful synergies across geographies, crops and products, strengthened through best-in-class manufacturing and differentiated R&D capabilities. We are bringing together two winning teams with strong values and successful track records to create a strong platform for our mission of “Farmer First” and sustainable growth. New UPL will focus on making agriculture more sustainable and farmers more resilient to impact of climate change and is committed to speeding progress towards the UN’s 2030 sustainable development goals.”

Conference Call

Platform will host a webcast/dial-in conference call to discuss the transaction and these other announcements at 8:30 a.m. (Eastern Time) on July 20, 2018. Participants on the call will include Martin E. Franklin, Chairman; Rakesh Sachdev, Chief Executive Officer; and Benjamin Gliklich, Executive Vice President – Operations and Strategy.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 4999088. The call will be simultaneously webcast at www.platformspecialtyproducts.com.

A replay of the call will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

About Platform

Platform is a global and diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including automotive, agriculture, animal health, electronics, graphic arts, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the planned sale of Arysta and the timing for completion of this transaction; the ability of the parties to close this transaction, including obtaining regulatory approvals and meeting other closing conditions; the creation of a new crop protection company; and the benefits expected from the transaction for the new combined entity. Actual results could differ from those projected due to numerous factors, including, without limitation, the parties’ ability to successfully complete the proposed separation; the timing for completion; adverse effects on the parties’ business operations or financial results; market volatility; legal, tax and regulatory requirements; unanticipated delays and transaction expenses; the impact of the transaction on Platform’s employees, customers, suppliers and lenders; the diverting of management’s attention from Platform’s ongoing business operations; and the possibility of more attractive strategic options arising in the future. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Platform’s periodic and other reports filed with the Securities and Exchange Commission, including Platform’s annual report on Form 10-K for the year ended December 31, 2017. These forward-looking statements are made as of the date of this press release and are based on management’s estimates, assumptions and expectations with respect to future events and financial performance. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman

Vice President, Treasurer and Investor Relations

Platform Specialty Products Corporation

1-561-406-8465

Media Contact:

Liz Cohen

Managing Director

Kekst & Co.

1-212-521-4845